NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
 January 24, 2003

Franklin Covey Co.

        You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the "Company"), which will be held on Friday, January 24, 2003 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the "Annual Meeting"), for the following purposes:

(I)	To elect four directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2005 and until their respective successors shall be duly elected and shall qualify;

(II)	To consider and vote upon a proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 31, 2003; and

(III)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on November 22, 2002, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

        All shareholders are urged to attend the meeting.

By Order of the Board of Directors

Robert A. Whitman
Chairman of the Board

November 30, 2002

IMPORTANT

        Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 24, 2003

SOLICITATION OF PROXIES

        This Proxy Statement is being furnished to the shareholders of Franklin Covey Co., a Utah corporation ("FranklinCovey" or the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.05 par value per share (the "Common Stock") and outstanding shares of the Company's Series A Preferred Stock, no par value (the Series A Preferred Stock) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 24, 2003, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 13, 2002.

        The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

         The Board of Directors has fixed the close of business on November 22, 2002, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 20,008,625 shares of Common Stock and 873,460 shares of Series A Preferred Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. The holders of record of Series A Preferred Stock on the Record Date are entitled to cast that number of votes equal to the number of shares of Common Stock each share of Series A Preferred Stock could be converted into, approximately 7.14 votes per share of Series A Preferred Stock or an aggregate of approximately 6,239,000 votes for all of the Series A Preferred Stock. The shares of Common Stock and Series A Preferred Stock vote together as a single class on all matters to be presented at the Annual Meeting.

Proxies

         Shares of Common Stock and Series A Preferred Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the four director nominees, FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 31, 2003, and in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

        A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of the directors, the four nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The ratification of the appointment of KPMG LLP as independent auditors for the Company, and the approval of other matters which may properly come before the meeting generally requires that the number of votes cast in favor of the proposal exceed the number of votes cast in opposition. Abstentions and broker non-votes will have the same effect as votes against these proposals. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date. Holders of shares of Series A Preferred Stock are entitled to that number of votes equal to the number of shares of Common Stock into which their shares could be converted, approximately 7.14 votes per share.

ELECTION OF DIRECTORS

         At the Annual Meeting, Stephen R. Covey, Dennis G. Heiner, Brian A. Krisak and Hyrum W. Smith are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held following the end of fiscal year 2005 and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The four nominees receiving the highest number of votes at the Annual Meeting will be elected.

Nominees for Election to the Board of Directors

        Certain information with respect to the nominees is set forth below.

        Stephen R. Covey, 70, has been Vice Chairman of the Board of FranklinCovey since June 1999. Dr. Covey Served as Co-Chairman of the Board of Directors from May 1997 to June 1999. Dr. Covey founded Covey Leadership Center and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997. Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations. Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People, Principle-Centered Leadership, The 7 Habits of Highly Effective Families, and the co-author of First Things First. His newest books, The Nature of Leadership, co-authored with Roger Merrill and Dewitt Jones, and Living the 7 Habits: Stories of Courage and Inspiration, were introduced in 1999. He is also a director of Points of Light foundation and a fellow of the Center for Organizational and Technological Advancement at Virginia Tech.

        Dennis G. Heiner, 59, was appointed as a director of the Company in January 1997. Mr. Heiner has served as president and chief executive officer of Werner Co., a leading manufacturer of climbing products and aluminum extrusions, since 1999. Prior to joining Werner, he was employed by Black and Decker Corporation from 1985 to 1999 where he served as Executive Vice President and President of the Security Hardware Group, a world leader in residential door hardware.

        Brian A. Krisak, 51, was appointed to the Board of Directors of FranklinCovey in June 1999 while a principal of the Hampstead Group L.L.C., a privately-held equity investment firm based in Dallas, Texas. Mr. Krisak was with the Hampstead Group from January 1999 to September 2002 and served as principle while there. Currently, Mr. Krisak is President of Krisak and Company, a management consulting firm specializing in strategy founded in 1987. Previously Mr. Krisak has held several executive and board positions in the technology and consumer products and services industries and was a principal of Cambridge Research Institute, a strategy consulting firm in Cambridge, Mass. He received his degree in Government and Law from Lafayette College and his MBA from Harvard University.

        Hyrum W. Smith, 59, a co-founder of the Company, has served as a director of the Company since December 1983 and has served as Vice Chairman of the Board of Directors since June 1999. Mr. Smith served as Chairman of the Board of Directors from December 1986 to June 1999. Mr. Smith served as the Chief Executive Officer of the Company from February 1997 to March 1998, a position he also held from April 1991 to September 1996. He was Senior Vice President of the Company from December 1984 to April 1991. Mr. Smith is author of The Ten Natural Laws of Successful Time and Life Management, What Matters Most and The Modern Gladiator. He is also a director of SkyWest, Inc. (NASDAQ), Greater Salt Lake Area Red Cross, and a member on the Advisory Board for the University of Utah School of Business.

Directors Whose Terms of Office Continue

        In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Joel C. Peterson, E. Kay Stepp and Robert A. Whitman are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 2003. Robert H. Daines, E. J. "Jake" Garn and Donald J. McNamara are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 2004. In order to help the Company comply with the new standards set forth in the Sarbanes-Oxley Act and the new New York Stock Exchange guidelines which require a majority of independent directors, Stephen M. R. Covey voluntarily resigned from the Board of Directors prior to the November 2002 Board of Directors meeting. Brief statements setting forth certain biographical information concerning each continuing director appear below.

        Joel C. Peterson, 55, has been a director of FranklinCovey since May 1997. Mr. Peterson served as a director of Covey Leadership Center ("Covey") from 1993 to 1997 and as Vice Chairman of Covey from 1994 to 1997. Mr. Peterson is also chairman of Peterson Capital, Inc., a privately-held equity investment firm and is chairman of the board of directors for Essex Capital, a real estate development and management company. Mr. Peterson also serves on the boards of directors of Asurion, JetBlue Airways Corporation (NASDAQ) and Sverica. Mr. Peterson earned his MBA from Harvard Business School.

        E. Kay Stepp, 57, has been a director of the Company since May 1997. Ms. Stepp served as a director of Covey from 1992 to 1997. Ms. Stepp is the chair of the board of Providence Health System, former president and chief operating officer of Portland General Electric, an electric utility, and former chair of the board of Gardenburger, Inc. (NASDAQ). Ms. Stepp is also currently a director of StanCorp Financial Group (NYSE), Planar Systems, Inc. (NASDAQ). She formerly was principal of Executive Solutions, an executive coaching firm, and was a director of the Federal Reserve Bank of San Francisco. She received her Bachelor of Arts degree from Stanford University and a Master in Arts in Management from the University of Portland and attended the Stanford Executive Program and the University of Michigan Executive Program.

        Robert A. Whitman, 49, has been a director of FranklinCovey since May 1997 and has served as Chairman of the Board of Directors since June 1999 and Chief Executive Officer of the Company since January 2000. Mr. Whitman served as a director of Covey from 1994 to 1997. Prior to joining the Company, Mr. Whitman served as president and co-chief executive officer of the Hampstead Group L.L.C., a privately-held equity investment firm based in Dallas, Texas, from 1992 to 2000. Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School.

        Robert H. Daines, 68, has been a director of the Company since April 1990. Dr. Daines is the Driggs Professor of Strategic Management at Brigham Young University, where he has been employed since 1959. Dr. Daines also currently serves on the board of directors for Volvo Commercial Credit Corporation and Alta Technology. Dr. Daines received his MBA from Stanford and his DBA from Indiana University.

        E. J. "Jake" Garn, 70, was elected to serve as a director of FranklinCovey in January 1993. Mr. Garn is managing director of Summit Ventures, LLC with offices in Salt Lake City and Washington, DC. From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah. During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees. Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974. Mr. Garn also currently serves as a director of Morgan Stanley Funds (NYSE), NuSkin Asia Pacific Corporation (NYSE) and BMW Bank, NA (NASDAQ), and is a member of the Board of Trustees of Intermountain Health Care.

        Donald J. McNamara, 49, was appointed to serve as a director of the Company in June 1999. Mr. McNamara is the founder of the Hampstead Group, L.L.C., a privately-held equity investment firm based in Dallas, Texas, and has served as its Chairman since its inception in 1989. He currently serves as Chairman of the Board of Directors of FelCor Lodging Trust (NYSE). Mr. McNamara also currently serves as a director of Legend Airlines, a director of Omega Healthcare Investors, Inc. (NYSE), a trustee of Saint Mark's School, a trustee of the Virginia Tech Foundation, and a member of the Urban Land Institute. He received his undergraduate degree from Virginia Tech and his MBA in 1978 from Harvard University.

Committees, Meetings and Reports

        The Board of Directors has standing Audit, Executive, Nominating/Corporate Governance and Compensation Committees. The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert Daines and Joel Peterson. The Executive Committee presently consists of Messrs. Joel Peterson, Chairperson and Robert Whitman. The Nominating/Corporate Governance Committee consists of Messrs. Joel Peterson, Chairperson, Robert Daines and Ms. Kay Stepp. The Compensation Committee consists of Ms. Kay Stepp, Chairperson, and Messrs. Dennis Heiner, Brian Krisak and Robert Daines.

        The Audit Committee met three times during the 2002 fiscal year. Its functions are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls of the Company. Each of the members of the Audit Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.

        The Executive Committee met four times during the 2002 fiscal year. Its functions are to oversee: the day-to-day operations of the Company, employment rights and compensation of designated key employees and to make recommendations with respect thereto to the Compensation Committee and the Board of Directors; and to establish the agenda for the Board of Directors meetings.

        The Nominating/Corporate Governance Committee met once during the 2002 fiscal year. The Nominating/Corporate Governance Committee assists the Board of Directors by: (i) identifying individuals who are qualified and willing to become Board members; (ii) recommending that the Board nominate as many identified individuals as needed for appointment as a director for each annual Company shareholder meeting; (iii) ensuring that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board are comprised of qualified and experienced "independent" directors; (iv) developing and recommending succession plans for the Chief Executive Officer; and (v) developing corporate governance policies and procedures applicable to the Company and recommending that the Board adopt said policies and procedures. The Nominating/Corporate Governance Committee does not consider nominees recommended by shareholders.

        The Compensation Committee met three times during the 2002 fiscal year. Its functions are: (i) to review, and make recommendations to the Board of Directors regarding the salaries, bonuses and other compensation of the Company's Chairman of the Board and executive officers; and (ii) to review and administer any stock option, stock purchase plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers and employees of the Company.

        During the 2002 fiscal year, there were six meetings held by the Board of Directors of FranklinCovey. All directors attended more than 75 percent of the board meetings. No director attended fewer than 75 percent of the total number of meetings of the committees on which he or she served.

Director Compensation

        Messrs. Robert A. Whitman, Brian A. Krisak, Donald J. McNamara, Hyrum W. Smith, and Stephen R. Covey do not currently receive compensation for Board or committee meetings. Remaining directors are paid as follows: an annual retainer of $16,000, with the exception of the committee chairpersons who are paid an annual retainer of $18,000; $2,000 for attending each Board meeting; $1,333 for participating in each telephone Board meeting; $1,000 for attending each committee meeting, with the exception of the committee chairperson who is paid $1,100; and $667 for participating in committee meetings held by telephone, with the exception of the committee chairperson who receives $773. Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

EXECUTIVE OFFICERS

        In addition to Mr. Whitman, certain information is furnished with respect to the following executive officers of the Company:

        Val John Christensen, 49, has been Secretary and General Counsel of the Company since January 1990 and an Executive Vice President since March 1996. Mr. Christensen served as a director of the Company from July 1991 to June 1997. From January 1990 to March 1996, Mr. Christensen served as a Senior Vice President of the Company. From March 1987 to November 1989, Mr. Christensen was engaged in the private practice of law with the law firm of LeBoeuf, Lamb, Lieby and MacRae, specializing in general business and business litigation matters. From 1983 until he joined the Company, Mr. Christensen acted as outside counsel to the Company.

        Robert William Bennett, Jr., 46, has been President of the Organizational Strategic Business Unit of the Company since July 2002. Mr. Bennett joined Franklin Covey February 2000 as Vice President of Sales and later served as Senior Vice President of Global Sales and Delivery. Prior to joining the Company, Mr. Bennett served as president of PowerQuest from 1998 to 2000 and as general manger and president of Folio from 1993 to 1998. Mr. Bennett has 24 years of sales and sales management experience with Fortune 500 companies like IBM.

        Mark A. Korros, 50, has been President and General Manager of the Consumer Strategic Business Unit since January 2002. Mr. Korros is in charge of the Company's retail stores, catalog operations, e-commerce and wholesale distribution as well as all paper products, binder and technology products and product development. Prior to joining Franklin Covey, Mr. Korros served as president of Samsonite USA and Canada from 1995 to 2001. Mr. Korros has 27 years of experience in consumer products management with companies including Reebok and HealthTex Children's Ware. Mr. Korros received his BA in business from the University of Kentucky.

        J. Scott Nielsen, 44, has been Senior Vice President and Treasurer of FranklinCovey since January 2000. He joined the Company in 1994 and has held various finance positions including Vice President of Finance and Controller with duties including mergers, acquisitions, divestitures, and performance analysis. Prior to joining the Company, Mr. Nielsen was a senior audit manager for Price Waterhouse. Mr. Nielsen is a Certified Public Accountant (CPA).

        Stephen D. Young, 49, Joined FranklinCovey as Senior Vice President of Finance, Chief Accounting Officer and Controller in January 2001 and was appointed Chief Financial Officer in November 2002. Prior to joining FranklinCovey he served as senior vice-president of finance, Chief Financial Officer and director of international operations for Weider Nutrition for seven years. Mr. Young has 22 years of accounting and management experience. Mr. Young is a CPA and holds a Bachelor of Science Accounting degree from Brigham Young University.

EXECUTIVE COMPENSATION

        The compensation of Robert A. Whitman, the Company's Chief Executive Officer and the four other most highly paid executive officers and two other former executive officers that would have been in the table had they been executive officers at August 31, 2002, the most recent fiscal year end, is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

Summary Compensation Table

                                                                                                    Long Term
                                          Annual Compensation                                  Compensation Awards
                                  _____________________________________                    ___________________________

                                                                                           Restricted
                                  Fiscal                                   Other Annual       Stock       Options/         All Other
      Name and Position            Year        Salary         Bonus       Compensation(1)   Awards(2)    SARs(#)(3)      Compensation(4)
______________________________   ________     ________       _______     ________________  ___________  ___________    __________________

Robert A. Whitman (5)                2002            -             -                   -            -            -                     -
   Chairman and Chief                2001      423,080             -             526,019            -    1,602,000                     -
   Executive Officer                 2000      336,539       333,333              22,990            -            -                     -

Val J. Christensen                   2002      300,000        67,500                 543            -            -                 9,754
   Executive Vice President          2001      300,000       134,663               1,302       26,250            -                 5,192
   and Secretary                     2000      320,708       150,000                   -            -            -                 8,808

Robert William Bennett Jr.           2002      250,000        46,815                   -            -            -                 6,427
   President Ogranizational          2001      250,000        85,685               1,926            -            -                 6,074
   Strategic Business Unit           2000       19,231             -                   -            -       50,000                     -

Mark A. Korros                       2002      173,077        51,563              23,959            -       50,000                 3,916
   President Consumer                2001            -             -                   -            -            -                     -
   Strategic Business Unit           2000            -             -                   -            -            -                     -

Stephen D. Young                     2002      200,000        26,781                   -            -            -                 4,872
   Senior Vice President             2001      126,923        37,615                   -            -       35,000                 2,100
   Chief Financial Officer           2000            -             -                   -            -            -                     -

Former Executives
______________________________
Mikell Rigg-McGuire                  2002      144,314        61,695                   -            -            -               258,625
                                     2001      275,962       140,000                 188        6,563            -                 5,213
                                     2000      173,077        86,050                   -            -            -                 1,684

Darl McBride                         2002      175,961        12,500                   -            -            -               203,998
                                     2001      250,000       137,021               3,080            -            -                     -
                                     2000       44,231        25,479                   -            -            -                     -
____________
(1)	Includes payments deemed as compensation to Mr. Whitman for travel expenses incurred in fiscal years 2000 and 2001. Fiscal 2001 payments include $214,678 attributed to Mr. Whitman as compensation at the end of calendar 2001 that were incurred and paid in fiscal 2001. Includes compensation paid to Mr. Korros for relocation expenses. Other amounts relate to miscellaneous benefits paid during the year.

(2)	Restricted stock awards vest in full four years from the date of grant. No vesting occurs prior to four years from grant. Holders of restricted shares are entitled to vote the shares.

(3)	Amounts shown reflect options granted to the named executive officers pursuant to the Franklin Covey 1992 Stock Incentive Plan (the "Incentive Plan") or in the case of Mr. Whitman the Non-Qualified Executive Stock Option Plan. As of August 31, 2002, the Company had not granted any stock appreciation rights.

(4)	Amounts shown reflect contributions made by the Company for the benefit of the named executive officers under the Franklin Covey 401(k) Profit Sharing Plan. Includes severance payments paid to Ms. McGuire and Mr. McBride.

(5)	Mr. Whitman has not taken his base salary or bonus compensation since May 2001 and does not anticipate receiving any compensation until the Company's performance improves.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth individual grants of stock options made by the Company during the fiscal year ended August 31, 2002 to the persons named in the preceding Summary Compensation Table. As of August 31, 2002, the Company had not granted any stock appreciation rights to the executive officers named below.

                                 Options      Percent of      Exercise   Expiration   Potential Realizable Value at
                                 Granted     Total Options    or Base       Date      Assumed Annual Rate of Stock
                                              Granted to       Price                   Price Appreciation for the
                                             Employees in                               Option Term (in dollars)
                                              Fiscal year
                                                                                     ________________________________
Name                                                                                        5%              10%
______________________________ ___________  _______________  __________  __________  ________________________________
Robert A. Whitman                       -                 -           -           -           -               -
Val J. Christensen                      -                 -           -           -           -               -
Robert William Bennett Jr.              -                 -           -           -           -               -
Mark A. Korros                     50,000              49.5%    $  5.99      1/7/12   $ 188,354       $ 477,326
Stephen D. Young                             -                 -           -           -           -               -

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year Option/SAR Values

        The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended August 31, 2002, upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on August 31, 2002, and the aggregate value of such options held by the persons named in the Summary Compensation Table. This table reflects options to acquire shares of Common Stock granted to the named individuals by the Company and by certain affiliates of the Company. As of August 31, 2002, the Company had not granted any stock appreciation rights to any of the executive officers named below.

            Name                Number                        Number of Unexercised         Value of Unexercised
                                of              Value         Options at August 31,       In-the-Money Options at
                                Shares       Realized on              2002                    August 31, 2002
                                Acquired       Exercise
                                on Exercise
                                                            __________________________  _____________________________

                                                            Exercisable  Unexercisable   Exercisable    Unexercisable
______________________________  ___________  ____________  ____________  _____________  ____________  _______________
Robert A. Whitman............            -       $    -             -     1,602,000          $    -         $     -
Val John Christensen.........            -            -        75,475        23,825               -               -
Robert William Bennett Jr. ..            -            -        25,000        25,000               -               -
Mark A. Korros...............            -            -             -        50,000               -               -
Stephen D. Young.............            -            -         8,750        26,250               -               -
______________________________

Employment Agreements

        FranklinCovey does not have an employment agreement with any of its named executive officers, other than Robert A. Whitman, the President, Chief Executive Officer and Chairman of the Board.

        In an effort to develop a compensation agreement that would create a strong link in both pay for performance and shareholder value creation, the Board and Mr. Whitman have directly linked Mr. Whitman’s annual performance award and long-term compensation to measures that create value and increase the price of the Company’s Common Stock. The performance award’s unusual structure differs from normal executive compensation programs in that the annual performance pay is tied to very aggressive growth goals and the long-term compensation is awarded only after most shareholders have benefited from a substantial increase in share price. The Company’s outside compensation consultants advised the Board that long-term compensation is typically bench-marked by company size and is usually granted at current market price. However, to emphasize pay for performance, the options granted to Mr. Whitman have an unusually conservative vesting schedule and grant price, consistent with Mr. Whitman’s desire that value be created for existing shareholders before he receives long-term compensation awards. The award provides for no vesting for seven years (and only then if currently employed) of any of the options unless the market price of the Company’s stock reaches certain levels that would increase shareholders’ value by approximately 300% to 700% over that time period. The grant price of $14.00 was and remains well above the current market price. The Board and Mr. Whitman have designed this compensation package with the intent that existing shareholders would benefit prior to Mr. Whitman receiving meaningful compensation.

        On September 1, 2000, the Company entered into an employment agreement with Robert A. Whitman, as President and Chief Executive Officer of the Company. In addition, the Company agreed to use its best efforts to continue Mr. Whitman in his position as chairman of the board of directors. The agreement has an initial term expiring August 31, 2007, and provides for an annual base salary, paid retroactively to December 31, 1999, of $500,000, to be reviewed annually by the Compensation Committee. The base salary may be increased, but not decreased, during the term of the agreement. The Employment Agreement provides for an annual bonus, to be paid based on the attainment of performance objectives determined by the Compensation Committee. The bonus can range from 0 percent to 150 percent of the base salary. A substantial portion of Mr. Whitman's annual performance bonus is based upon the Company meeting operating targets established by the Compensation Committee. The remaining portion of Mr. Whitman's annual bonus will be determined based on reaching other targets established by the Compensation Committee on an annual basis which may include such things as: meeting target dates for development of specific projects, meeting sales goals for individual products or business areas, increasing revenues and/or market penetration associated with products or groups of products, successful development and introduction of new products, attracting and retaining key employees, implementing business strategies, identifying and negotiating business transactions, and other items that may be established by the Compensation Committee from time to time. Mr. Whitman has voluntarily not taken his base salary or bonus compensation since May 2001 and does not anticipate receiving any compensation until the Company's performance improves.

        Mr. Whitman was also granted an option to acquire 1,602,000 shares of common stock, with an exercise price of $14.00 per share. This option will not be exercisable until August 31, 2007. However, acceleration of that exercise date for all or a portion of those options may occur if the average closing sales price of the Company's Common Stock achieves certain levels prior to that date based on a schedule determined by the average closing price of the Company's common stock for the preceding 90 consecutive trading days. This schedule ranges from $20.00 per share at which point half of the options will be exercisable to $50.00 per share at which point all of the options will be exercisable. If not exercised, the options expire August 31, 2010. Mr. Whitman will also be entitled to participate in all Company sponsored employee benefit plans and will be reimbursed for all expenses incurred on behalf of the Company.

        In the event that the Company elects to terminate the agreement for any reason other than for "cause" as specified in the agreement, it will owe to Mr. Whitman an amount equal to two and a half times the then current base salary, compensation for his unused vacation days, a pro rata portion of the bonus that would have been earned by Mr. Whitman for the year in which the termination occurred, an amount equal to two and a half times the average annual incentive compensation paid to Mr. Whitman for the three fiscal years immediately preceding the fiscal year in which his employment is terminated, and any payments due to Mr. Whitman under the Company's other employment benefit plans. In addition, Mr. Whitman would be entitled to continued medical, dental, and other health benefits on payment of any amounts typically charged by the Company to similar situated employees. To the extent that any stock options held by Mr. Whitman are currently exercisable as of the date of termination, they will continue to be exercisable for a period of five years following his date of termination or, if sooner, August 31, 2010.

        In the event there is a change in control of the Company as defined in the Agreement that is not approved by the current board of directors or successor directors nominated by at least a two-thirds majority of existing directors, and, during the 24-month period following the date of the change in control, Mr. Whitman’s employment is terminated for any reason other than cause, or by Mr. Whitman for good reason, as defined in the agreement, the Company will pay all termination amounts set forth above to Mr. Whitman and, in addition, all of the options held by Mr. Whitman will immediately vest and become exercisable. If the change in control has been approved by the incumbent board, 801,000 shares of any non-vested options shall become immediately vested. In the event that it is determined that any of the payments to Mr. Whitman on termination or change in control are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Whitman shall be entitled to receive an additional payment so that, after payment of all taxes, including the exercise tax, Mr. Whitman would retain an additional amount equal to the exercise tax. During the term of the agreement and for a period of three years thereafter, Mr. Whitman has agreed not to engage in any competitive activity with the Company. In addition, Mr. Whitman agrees not to attempt to solicit or hire key employees of the Company for a period of two years after termination of the Agreement.

Compensation Committee Report

        The following report was prepared by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of outside directors who are not employees of the Company or its subsidiaries. The Committee has responsibility for all compensation matters for the Company's Chairman and the Company's President and Chief Executive Officer (the "Key Executive"). It also has the responsibility of administering the Incentive Plan. The Key Executive determines the amount of cash compensation for executive officers other than the Key Executive. The Committee determines the stock awards under the Incentive Plan for all executive officers, including the Key Executive. The current members of the Committee are Kay Stepp, who serves as Chairperson, Robert Daines, Dennis Heiner and Brian Krisak. The Committee met three times during fiscal year 2002.

        Executive Compensation Philosophy. In 1997 and then revised in 2000, an executive compensation strategy and structure was created with assistance from the Board's consultants, Schuster-Zingheim and Associates. The executive compensation program is designed to enable the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity. Variable performance-based cash incentive awards are an important element of the Company's cash compensation philosophy. The Committee believes the executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

        The overall executive compensation objective is pay for performance. The strategy is based on the following principles: (1) compensation is aligned with achieving the Company's strategic business plan and is directly related to performance and value added; (2) compensation promotes shared destiny and teamwork; (3) compensation attracts and retains qualified executives; (4) the greater the amount of direct influence on organizational performance, the greater the portion of pay at risk; (5) stock ownership plans align executive and shareholder interests in building Company value and will be used as an incentive to executives for increasing Company value.

        Key Executive Compensation. Key Executive Compensation consists of annual salaries and additional compensation in the form of cash performance-based bonuses, stock ownership plans, stock options and restricted stock awards as the Committee in its discretion awards to the Key Executive. The annual salary of the Key Executive is set at an amount that is deemed competitive for executives with comparable ability and experience, taking into account existing salaries with respect to executives in companies comparable in size and complexity to the Company. Performance-based bonuses were not awarded to the Key Executive in 2002 reflecting the Company's overall performance.

        Chairman, President and Chief Executive Officer's Compensation. Mr. Whitman's compensation for fiscal year 2002 was determined pursuant to the principles described above and his employment agreement. In June 2001, Mr. Whitman asked the Committee to discontinue paying his salary and to not pay the annual performance bonus for 2001. Mr. Whitman did not receive any compensation during fiscal year 2002.

        Incentive Stock Option Program. The Company believes it is essential for all executive officers to receive Incentive Stock Options ("ISOs") under the Incentive Plan, thereby aligning the long-term interests of executives with those of stockholders. The Company adopted the Incentive Plan in 1992, charging the Committee with responsibility for its administration. These ISOs generally vest over a four-year period and expire ten years from the date of grant. If an executive officer's employment terminates prior to applicable vesting dates, the officer generally forfeits all ISOs that have not yet vested. The Committee believes that the grant of these ISOs to executive officers is highly desirable because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company.

        As of August 31, 2002, executive officers held incentive stock options to purchase an aggregate of 1,836,300 shares of Common Stock granted under the direction of the Committee pursuant to the Incentive Plan since its inception in 1992 and the Non-Qualified Executive Stock Option Plan of 2000. Of those options, 109,225 are currently exercisable.

        Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. These include (I) the Company's cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Company's 401(k) Plan, pursuant to which the Company makes matching contributions; and (iii) the Company's Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

Respectfully submitted,

E. Kay Stepp
Robert H. Daines
Dennis G. Heiner
Brian A. Krisak

Performance Graph

        The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the five fiscal years ended August 31, 2002, for the Common Stock, the S and P 600 SmallCap Index in which the Company was included as of August 31, 2002 and the S and P Diversified Commercial Services Index, the index to which the Company was assigned in the S and P 600 SmallCap Index. Previously, the Company had been included in the Consumer (Jewelry, Novelties and Gifts) Index, but was moved to the Diversified Commercial Services Index by the S and P 600 SmallCap Index when that index adjusted its categories. The Diversified Commercial Services Index consists of 20 companies similar in size and nature to Franklin Covey. The Company is no longer a part of the S and P 600 SmallCap Index but believes that the S and P 600 SmallCap Index and the Diversified Commercial Services Index continues to provide appropriate benchmarks with which to compare the Company's stock performance.

PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following table sets forth information as of November 29, 2002, with respect to the beneficial ownership of shares of Common Stock and Series A Preferred Stock by each person known by the Company to be the beneficial owner of more than 5 percent of Common Stock or Series A Preferred Stock, by each director, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group except for Financial and Investment Management Group and Dimensional Fund Advisors, which information is provided as of November 1, 2002. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 20,008,625 shares of Common Stock and 873,460 shares of Series A Preferred Stock outstanding as of November 29, 2002. In cases where shareholders own both Common Stock and Series A Preferred Stock, the number of shares shown assumes the conversion of the Series A Preferred Stock into the Common Stock and the issued and outstanding Common Stock is increased by an equal amount for that shareholder. The shares of Series A Preferred Stock are shown on an "as converted basis" with approximately 7.14 shares of Common Stock issuable on conversion of each share of Series A Preferred Stock.

                                                                                        Beneficial Ownership as of
                                                                                             November 29, 2001
                                                                                       _____________________________
                                                                                         Number of      Percentage
                                                                                           Shares        of Class
                                                                                       _______________  ____________
Common Stock and Common Stock Equivalents:
Knowledge Capital Investment Company (1)(2)............................................   6,928,288         26.7%
   2200 Ross Avenue, Suite 42-W
   Dallas, Texas 75201
Financial and Investment Management Group..............................................   1,983,784           9.9
   417 St. Joseph St.
   Suttons Bay, Michigan 49682
Dimensional Fund Advisors, Inc.........................................................   1,556,500           7.8
   1299 Ocean Avenue
   Santa Monica, California 90401
Stephen R. Covey (3)...................................................................   1,422,384           7.1
  C/o Franklin Covey Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331
Dennis R. Webb (3)(4)..................................................................   1,075,712           5.4
   c/o Franklin Covey Co.
   2200 West Parkway Boulevard
   Salt Lake City, Utah 84119-2331
Hyrum W. Smith (3)(4)..................................................................     470,637           2.4
Val John Christensen (5)...............................................................     328,481           1.6
Robert A. Whitman......................................................................     315,210           1.6
Darl McBride...........................................................................     246,768           1.2
Mikell Rigg McGuire....................................................................     237,299           1.2
Joel C. Peterson.......................................................................     144,474             *
Donald J. McNamara (2).................................................................      82,210             *
Stephen D. Young (5)...................................................................      30,812             *
Robert William Bennett Jr. (5).........................................................      30,218             *
Robert H. Daines (6)...................................................................      20,002             *
Dennis G. Heiner.......................................................................      13,000             *
Mark Korros............................................................................      12,500             *
Brian A. Krisak........................................................................      10,000             *
Kay E. Stepp...........................................................................       6,431             *
E. J. "Jake" Garn......................................................................       4,000             *
All directors and executive officers
   As a group (16 persons)(1)(2)(3)(4)(5)(6)...........................................   9,992,959         38.4%
__________________

* Less than 1%.

(1)	The Series A Preferred Stock is convertible into Common Stock at a rate of approximately 7.14 shares of Common Stock for each share of Series A Preferred Stock. The number of shares shown for Knowledge Capital Investment Company include 827,860 shares of the Series A Preferred Stock shown on an as converted basis as 5,913,286 shares of Common Stock. The holdings of Knowledge Capital Investment Company represent 94.8 percent of the issued and outstanding Series A Preferred Stock.

(2)	Mr. McNamara, who is a director of the Company, is a principal of the private investment firm that sponsors Knowledge Capital and therefore may be deemed the beneficial owner of the Common Stock and the Series A Preferred Stock and the shares of Common Stock into which the Series A Preferred Stock may be converted. Mr. McNamara disclaims beneficial ownership of the Common Stock and the Series A Preferred Stock and of the Common Stock into which the Series A Preferred Stock may be converted.

(3)	The share amounts indicated for Hyrum W. Smith are owned of record by Hyrum W. Smith as trustee of The Hyrum W. Smith Trust with respect to 329,700 shares; those indicated for Dennis R. Webb, by Dennis R. Webb as trustee of The Lighthouse Foundation with respect to 82,500 shares; and those indicated for Stephen R. Covey by SRSMC, LLC with respect to 40,000 shares; and for SANSTEP Properties, LLC with respect to 1,382,384 shares. Messrs. Smith and Webb are the respective trustees of those trusts and foundations, having sole power to vote and dispose of all shares held by the respective trusts and foundations, and may be deemed to have beneficial ownership of such shares. Mr. Covey, as co-manager of SRSMC, LLC and SANSTEP, LLC, has shared voting and dispositive control over the shares held by those entities and may be deemed to have beneficial ownership of such shares.

(4)	Some of the share amounts indicated as beneficially owned are subject to options granted to other directors, officers and key employees of the Company by the following persons in the following amounts: Hyrum W. Smith, 49,350 shares, and Dennis R. Webb, 19,500 shares.

(5)	The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Val John Christensen, 75,475 shares; Robert William Bennett Jr., 25,000 shares; Steve Young, 8,750 shares; and all executive officers and directors as a group, 109,225 shares.

(6)	The share amounts indicated for Robert H. Daines include 5,000 shares owned by Tahoe Investments, L.L.C., a Utah limited liability company, of which Mr. Daines is a member.

(7)	Mr. Whitman acquired 200,000 shares from Dennis R. Webb, at the request of Mr. Webb, on October 2, 2001, at a price of $2.50 per share. Mr. Whitman agreed to permit Mr. Webb to rescind the transaction by delivering to him the purchase price paid in the original transaction. The 200,000 shares are counted in Mr. Whitman's number of shares listed above. The shares are not included in Mr. Webb's shares listed above, though he may be deemed to be beneficial owner of those shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock. Executive officers, directors and holders of more than 10 percent of the Common Stock are required by Commission regulations to furnish the Company with copies of all such reports they file. Based upon a review of the copies of such forms received by the Company and information furnished by the persons named below, the Company believes that all reports were filed on a timely basis, except for a Form 4 for E. Kay Stepp, a director, reporting the purchase of 3,431 shares was due on April 10, 2002, but not filed until the Form 5 report made on November 18, 2002; a Form 4 report filed on November 11, 2001, to report the acquisition of 10,000 shares by Dennis G. Heiner that was due October 4, 2001; a Form 4 report filed November 23, 2001, to report the acquisition of 10,000 shares by Brian A. Krisak that was due November 13, 2001; a report on Form 4 filed November 19, 2001, to report the acquisition of 57,790 shares by Donald J. McNamara that was due November 13, 2001; a Form 3 report filed on March 26, 2002 that was due March 25, 2002; and a report on Form 4 filed September 6, 2002, to report the Acquisition of 50 shares by Robert W. Bennett that was due September 3, 2002..

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the merger between the Company and Covey Leadership Center, Stephen R. Covey, who is vice-chairman of the Board of Directors, entered into a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 80 percent of the proceeds from personal speaking engagements, which resulted in a payment of $1.8 million to Dr. Covey for the fiscal year ended August 31, 2002. Also in connection with this transaction, the Company entered in a 12-year lease agreement expiring in 2009 on two office buildings located in Provo, Utah. The buildings are leased from entities in which Stephen R. Covey, a director of the Company has a 35 percent interest. Lease rentals paid in fiscal 2002 were $2,132,734. The Company believes the terms of the leases, including the lease rentals, are at least as favorable as could be obtained from unrelated third parties.

        In fiscal 2002 Hyrum W. Smith, who is vice-chairman of the Board of Directors, entered into a Speaker Services Agreement with the Company pursuant to which Mr. Smith receives 80 percent of the proceeds from personal speaking engagements, which resulted in a payment of $0.1 million for the fiscal year ended August 31, 2002. The Company has also licensed certain intellectual property to a company in which Mr. Smith is a principal shareholder. No license payments were required to be paid to the Company during fiscal 2002.

        During fiscal 2002, Stephen M. R. Covey, a former director of the Company, entered into a sabbatical and severance agreement with the Company. The agreement provides for payments totaling $0.9 million through November 2004.

        In fiscal 2002, Brian A. Krisak, a director of the Company, entered into a consulting agreement with the Company to assist it with various projects and transactions, such as the sale of Premier and new product offerings, resulting in a payment to Mr. Krisak of $0.2 million during fiscal 2002. The consulting agreement expires in December 2003.

        Donald J. McNamara, a director of the Company, is a principal of the Hampstead Group, L.L.C., a Texas limited liability company, the private investment firm that sponsors Knowledge Capital Investment Company, the holder of 95 percent of the Company's outstanding Series A Preferred Stock, and of Hampstead Interests, LP, a Texas limited partnership. On June 2, 1999, the Company and Hampstead Interests, LP entered into a Monitoring Agreement which provides for payment of a monitoring fee of $100,000 per quarter to Hampstead Interests, LP for assisting the Company in strategic planning, including acquisitions, divestitures, new development and financing matters. The agreement continues so long as Knowledge Capital Investment Group owns more than 50 percent of the 750,000 shares of Series A Preferred Stock (or Common Stock equivalents) originally purchased. The Company paid $400,000 to Hampstead Interests, LP during the fiscal year ended August 31, 2002, pursuant to the Monitoring Agreement.

        Each transaction described above was entered into pursuant to arm's length negotiations with the party involved and was approved by disinterested majorities of the board of directors or the Compensation Committee of the Board.

SELECTION OF AUDITOR

        Effective June 3, 2002, the Board of Directors of the Company, upon recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("Andersen") as the Company's independent auditors. Andersen had audited the Company's financial statements since 1996. Also on June 3, 2002, the Board of Directors engaged KPMG LLP ("KPMG") as the Company's independent auditors for the fiscal year ended August 31, 2002.

        In connection with its audits of the Company for the fiscal years ended August 31, 2001 and 2000, and during the subsequent interim period preceding the engagement of KPMG, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Andersen's reports on the Company's financial statements for the years ended August 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the previous two fiscal years, and during the subsequent interim period preceding the engagement of KPMG, Andersen did not advise, and has not indicated to the Company that it had reason to advise, the Company of any reportable event, as defined in Item 304(a)(1)(b) of Regulation S-K.

        The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of KPMG LLP, to audit the financial statements of the Company for the fiscal year ending August 31, 2003, subject to ratification by the shareholders of the Company. The Board of Directors anticipates that one or more representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

        The Company paid an aggregate amount of approximately $60,000 in fees and expenses to Andersen and $371,000 to KPMG for professional services rendered in connection with their reviews and audit of the Company's consolidated financial statements included in the Company's annual report of Form 10-K and quarterly reports on Forms 10-Q for fiscal 2002.

Audit Related Fees

        The Company paid Andersen an aggregate amount of $281,000 and KPMG an aggregate amount of $45,000 in fees and expenses for audit related professional services. In general, these services include employee benefit plan audits, assistance on proposed transactions and implementation of new accounting standards.

Financial Information Systems Design and Implementation Fees

        The Company paid no fees or expenses to Andersen or KPMG with respect to financial information systems design and implementation.

All Other Fees

        The Company paid Andersen an aggregate amount of $75,000 and KPMG an aggregate amount of $28,000 in fees and expenses for all other services during fiscal 2002. "Other services" primarily included income tax planning, consulting and compliance services.

        The Audit Committee has reviewed the amounts paid to Andersen and KPMG for audit and audit related services and all non-audit services and has determined that the fees paid for non-audit services provided to the Company by Andersen and/or KPMG are compatible with maintaining Andersen's and /or KPMG's independence as the auditors of the Company.

Audit Committee Report

        In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

        The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' work.

        The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended August 31,2002, with management and the independent auditors.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of KPMG and the Board concurred in such recommendation.

Date: November 25, 2002	E. J. "Jake" Garn, Chairperson Robert H. Daines Joel C. Peterson

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF KPMG, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2003.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

        Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar 2004 must be received by Val John Christensen, Executive Vice President, Secretary and General Counsel of the Company, at the Company's executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 15, 2003.

ADDITIONAL INFORMATION

        FranklinCovey will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 2002 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn: Mr. Richard Putnam.